Exhibit 99.1

The Glimpse Group Reports Record Fiscal Year 2022 Financial Results

Full Fiscal Year 2022 Total Revenues Grew by 113% Year-over-Year to a Record $7.3 million; Core Software & Services Revenue Grew by 143% Year-over-Year

Fourth Quarter Fiscal Year 22 Revenue Grew by 152% Year-over-Year to a Record $2.5 million, with Core Software & Services Revenue Growing by 98% Year-over-Year

NEW YORK, September 28, 2022 — The Glimpse Group, Inc. (NASDAQ: VRAR) (“Glimpse,” “The Glimpse Group” or the “Company”), a diversified Virtual Reality and Augmented Reality (“VR” and “AR”) platform company providing enterprise-focused VR and AR software & services solutions, provided financial results for its fiscal year ended June 30, 2022 (“FY ‘22”).

Management Commentary by President & CEO Lyron Bentovim

Q4 FY ‘22 and FY ‘22 were highlighted by:

●	Record Fiscal Year revenue of approximately $7.3 million, a 113% increase compared to FY’21 revenues of approximately $3.4 million. This includes five months of the Sector 5 Digital (“S5D”) acquisition, which closed on February 2, 2022. On a full “as if” fiscal year basis with S5D, revenues would have been approximately $9.8 million, a 185% increase compared to FY ‘21.

●	Record Q4 FY ‘22 (April – June) quarterly revenue of approximately $2.5 million, a 152% increase compared to Q4 FY ‘21 revenues of approximately $0.99 million, and a 22% increase compared to Q3 FY ‘22, in which we had our prior record quarterly revenue of approximately $2.0 million.

●	Record Fiscal Year Core Software & Services revenue, which excludes project revenue, of approximately $4.18 million, an increase of 143% compared to FY’21. Core Software & Services revenue comprised approximately 58% of total FY ‘22 revenue, compared to approximately 50% of total revenue in FY ‘21.

●	Gross margin remains robust at approximately 80%, on continued growth in our Core Software & Services revenue and our efficient operating structure.

●	The FY ‘22 financials do not include the recent addition of Brightline Interactive (“BLI”), which closed on August 1, 2022. BLI generated approximately $5 million of revenues in calendar year 2021, with 65% gross margins and positive net income.

●	With the addition of S5D and BLI, and our organic growth, we have achieved critical scale in an industry which lacks that. We are on a $15 million annual revenue run rate, without further growth or acquisitions, have over 200 VR and AR software developers, engineers, 3D artists and business professionals, own 10 patents and have an impressive roster of tier 1 customers across industries and geographies. We believe that we are one of the largest independent VR&AR software and services companies.

●	The Company’s cash position as of June 30, 2022 was approximately $18.25 million plus $0.24 million of liquid corporate bond investments, and includes $2 million held in escrow for potential future performance payments relating to the S5D acquisition. We have a clean capital structure with no debt, no convertible debt, no preferred equity or any material obligations.

●	The Company’s cost structure is highly variable (approximately 85% of expenses are labor related) and a controlled annual net cash burn rate of approximately $4 million expected for calendar year ‘22, which is well below our cash balance. We constantly monitor macroeconomic developments, our customers, revenue pipeline and operations, and maintain the flexibility to adjust our expense structure if needed.

Recent Operational Highlights:

●	In parallel to managing the existing subsidiary companies and growth, the last 6 months focused on acquisitions and integration.

●	During this period we closed the S5D, BLI and PulpoAR transactions. In keeping with our acquisition strategy, all three acquisition structures were largely performance based over 3 years, with relatively small cash outlay and predominantly equity based. Limiting dilution, potential future payments will be priced at the time of issuance and with a floor issuance price of $7.00/share -our IPO price (all Glimpse acquisitions since the IPO, as well as all employee equity issuances, have had this floor price to protect all Glimpse shareholders).

●	As discussed in detail in the past, S5D and BLI were highly strategic, providing scale, executive expertise, additional Tier 1 customers and new markets (Defense, Industrial and Telecom).

●	PulpoAR, an augmented reality SaaS company, was an asset acquisition into our QReal subsidiary company. This acquisition deepens Glimpse’s Artificial Intelligence (AI), facial recognition and virtual try-on capabilities, while adding new customers in the Beauty and Retail industry verticals.

●	The integration process with all three is progressing very well and expected to be fully completed by year-end 2022.

●	Appointed accomplished technology growth executive, Sam Losar, as General Manager of PostReality to propel our enterprise-focused augmented reality SaaS revenue growth and scaling.

●	With the continued development of the industry, we have begun an internal evaluation of potential consolidations of some of our subsidiary companies in order to optimize operations, maximize go-to-market synergies and reduce overlaps.

Recent IP Highlights

We maintained momentum expanding our Intellectual Property assets with four recent new patents issuances:

●	7th U.S. Patent for a “Virtual Reality System Cross Platform” allowing for simultaneous interaction across viewing platforms.

●	8th U.S. Patent for “Marker-Based Positioning of Simulated Reality” relating to a system for presenting a simulated reality relative to a user’s position.

●	9th U.S. Patent for an “Immersive Ecosystem”, which transferred to Glimpse from BLI.

●	10th U.S. Patent for “System and Method for Generating an Augmented Reality Experience”, which transferred to Glimpse from BLI.

We have several more patents in process and view our patents as forward looking, strategically positioned, with significant potential and importance when the immersive industry matures.

Summary

“Our fiscal 2022 was a transformational year, commencing with our Nasdaq IPO and ending with our acquisition of Brightline Interactive, highlighting the consistent execution of our organic and accretive acquisition growth strategy. We continue to make strong strides in becoming a premier player in the immersive technology software and services space,” said Lyron Bentovim, President and CEO of The Glimpse Group.

“Our achievements were further reflected in our financial results, consistently generating record revenues quarter to quarter toward a $15 million annual revenue run rate or approximately 4.5X revenue growth in just over a year’s time.

“In conjunction with our fiscal year earnings report, we also filed a Form S-8 with the SEC to register the executive founders and board of director’s stock options and founder shares (a Form S-8 registering the Company’s employee stock options was filed with the SEC approximately one year ago). The founders, executives and board have not sold a single share in the company’s history nor is there any intention to sell in the foreseeable future. In fact, the group has been a purchaser of common shares on the open market, despite already having a large position in the Company. As the largest shareholders in the Company, we have a strong, long-term commitment to its success and the growth is in front of us. We view this registration is a technicality and a natural step in our development as a public company.

“This is a very exciting time in the life cycle of the immersive technology sector in general and Glimpse in particular. While still early, the industry is coming together - hardware, software, telecom infrastructure, market awareness, and enterprise adoption are all making significant strides in sync. Looking ahead, we expect to continue on our growth path both organically and via accretive acquisitions. On numerous fronts, we are well positioned to capitalize on our strategy and many industry opportunities”, concluded Lyron Bentovim.

Q4 FY ‘22 and FY ‘22 Financial Summary (inclusive of S5D financials for February 1 – June, 30 2022 only):

●	Total revenue for the year ended June 30, 2022, was approximately $7.27 million compared to approximately $3.42 million for the year ended June 30, 2021, an increase of approximately 113%, and at the higher range of our initial estimate of approximately $7.15-7.25 million pre-announced in July 2022. This growth was due to the addition of new subsidiaries, new customers and increased business with existing customers.

●	For the year ended June 30, 2022, Software Services revenue was approximately $6.72 million compared to approximately $3.08 million for the year ended June 30, 2021, an increase of approximately 118%. This growth was due to the addition of new subsidiaries, new customers and increased business with existing customers.

●	For the year ended June 30, 2022, Software License revenue was approximately $0.55 million compared to approximately $0.34 for the for the year ended June 30, 2021, an increase of approximately 62%.

●	For the year ended June 30, 2022, core software and services revenue (i.e. VR/AR software and services revenue, excluding projects), was approximately $4.18 million compared to approximately $1.72 million for the year ended June 30, 2021, an increase of approximately 143%. For the year ended June 30, 2022, core software and services revenue accounted for approximately 58% of total revenues compared to approximately 50% for the year ended June 30, 2021.

●	For the year ended June 30, 2022, gross profit margin was approximately 83%, compared to a gross profit margin of approximately 57% for the year ended June 30, 2021. The increase in gross profit margin was primarily due to an increase in non-project revenue, improved project management and higher utilization of internal staff. With the additions of S5D and BLI, gross margin is expected to decline going forward to the 60-70% range.

●	Operating expenses for the year ended June 30, 2022, were approximately $12.37 million compared to $7.91 million for the year ended June 30, 2021, an increase of approximately 56%, primarily due to increases in research and development, general and administrative, and sales and marketing expenses. Increases were driven by four acquisitions in fiscal year 2022, associated infrastructure to support a greater revenue base and the increased expenses attributable to operations of a public company commencing July 1, 2022.

●	We sustained a net loss for the year ended June 30, 2022 of $5.96 million, an improvement of 2% when compared to a net loss of approximately $6.09 million for the year ended June 30, 2021, primarily driven by increases in revenue, gross profit and other income (expense) outpacing growth in operating expenses.

●	Net cash used in operating activities for the year ended June 30, 2022 was approximately $4.94 million, compared to approximately $1.21 million for the year ended June 30, 2021.

●	Fiscal Year 2022 Adjusted EBITDA loss, a non-GAAP measure, was $3.97 million, compared to $1.47 for the year ended June 30, 2021.

●	As of June 30, 2022, the Company’s cash position was approximately $18.25 million plus $0.24 million of liquid corporate bond investments, compared to $1.77 million at June 30, 2021. This includes $2.0 million cash escrow for contingent consideration of the S5D acquisition, payable upon S5D’s achievement of revenue growth performance targets (refundable to Glimpse if targets not achieved). The Company has no convertible debt, preferred equity or material cash obligations.

Fiscal Year 2022 Conference Call and Webcast

Date: Wednesday, September 28, 2022

Time: 4:30 p.m. Eastern time

US Dial In: 1-877-407-9039

International Dial In: 1-201-689-8470

Conference ID: 13732860

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1570584&tp_key=ffe0b71456

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through December 28, 2022. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally and enter replay pin number 13732860. A webcast will also be available for 90 days on the IR section of The Glimpse Group website or by clicking the webcast link above.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR) (FSE: 9DR) is a diversified Virtual and Augmented Reality platform company, comprised of multiple VR and AR software & services companies, and designed with the specific purpose of cultivating companies in the emerging VR/AR industry. Glimpse’s unique business model simplifies challenges faced by VR/AR companies and creates a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com

Investor Relations:

Mark Schwalenberg, CFA

Director

MZ Group – North America

312-261-6430

Glimpse@mzgroup.us

www.mzgroup.us

THE GLIMPSE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2022	2021
ASSETS
Cash and cash equivalents	$16,249,666	$1,771,929
Investments	239,314	-
Accounts receivable	1,332,922	626,244
Deferred costs/contract assets	39,484	29,512
Prepaid expenses and other current assets	479,483	281,047
Pre-offering costs	-	470,136
Total current assets	18,340,869	3,178,868

Equipment, net	245,970	42,172
Note receivable	250,000	-
Intangible assets, net	4,063,485	-
Goodwill	13,464,760	-
Other assets	32,000	-
Restricted cash	2,000,000
Total assets	$38,397,084	$3,221,040

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$340,139	$381,510
Accrued liabilities	188,417	168,745
Accrued bonuses	169,262	440,357
Deferred revenue/contract liabilities	841,389	98,425
Asset purchase payable	734,037	-
Contingent consideration for acquisitions, current portion	1,966,171	1,250,000
Total current liabilities	4,239,415	2,339,037

Long term liabilities
Contingent consideration for acquisition, net of current portion	5,340,800	-
Paycheck Protection Program loan	-	623,828
Convertible promissory notes, net	-	1,429,953
Total liabilities	9,580,215	4,392,818
Commitments and contingencies
Stockholders’ Equity (Deficit)
Preferred Stock, par value $0.001 per share, 20 million shares authorized; 0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 12,747,624 and 7,579,285 issued and outstanding	12,749	7,580
Additional paid-in capital	56,885,815	20,936,050
Accumulated deficit	(28,081,695)	(22,115,408)
Total stockholders’ equity (deficit)	28,816,869	(1,171,778)
Total liabilities and stockholders’ equity (deficit)	$38,397,084	$3,221,040

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2022	2021
Revenue
Software services	$6,720,416	$3,082,528
Software license/software as a service	547,197	338,967
Total Revenue	7,267,613	3,421,495
Cost of goods sold	1,241,149	1,461,210
Gross Profit	6,026,464	1,960,285
Operating expenses:
Research and development expenses	6,158,395	3,183,055
General and administrative expenses	4,931,877	2,210,811
Sales and marketing expenses	3,141,033	1,267,088
Additional asset purchase consideration	568,571	1,250,000
Change in fair value of acquisition contingent consideration	(2,430,800)	-
Total operating expenses	12,369,076	7,910,954
Loss from operations before other income (expense)	(6,342,612)	(5,950,669)

Other income (expense)
Forgiveness of Paycheck Protection Program loan	623,828	548,885
Interest income	32,227	6,202
Interest expense	-	(180,641)
Loss on conversion of convertible notes	(279,730)	(515,464)
Total other income (expense), net	376,325	(141,018)
Net Loss	$(5,966,287)	$(6,091,687)

Basic and diluted net loss per share	$(0.51)	(0.84)
Weighted-average shares used to compute basic and diluted net loss per share	11,731,383	7,259,249

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(5,966,287)	$(6,091,687)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	540,196	27,054
Common stock and stock option based compensation for employees and board of directors	2,893,297	2,945,487
Accrued common stock issuance for additional asset acquisition consideration	568,571	1,250,000
Issuance of common stock to vendors as compensation	188,336	134,416
Loss on conversion of convertible notes	279,730	515,464
Forgiveness of Paycheck Protection Program loan	(623,828)	(548,885)
Acquisition contingent consideration fair value adjustment	(2,430,800)	-
Amortization of paid-in kind common stock interest on convertible notes	-	180,642
Issuance of common stock to employees to satisfy contingent liability	-	92,765
Issuance of common stock for additional cost to satisfy contingent liability	-	20,217

Changes in operating assets and liabilities:
Accounts receivable	(295,076)	(411,571)
Deferred costs/contract assets	(17,900)	136,925
Prepaid expenses and other current assets	(330,496)	(25,933)
Pre-offering costs	470,136	-
Other assets	(32,000)	-
Accounts payable	(132,032)	260,002
Accrued liabilities	(73,475)	97,068
Accrued bonuses	(271,095)	440,357
Deferred revenue/contract liabilities	291,858	(231,937)
Net cash used in operating activities	(4,940,865)	(1,209,616)
Cash flow from investing activities:
Purchases of equipment	(201,998)	(28,003)
Acquisitions, net of cash acquired	(4,615,894)	-
Purchase of investments	(239,314)	-
Net cash used in investing activities	(5,057,206)	(28,003)
Cash flows from financing activities:
Proceeds from initial public offering, net	11,821,364	-
Proceeds from securities purchase agreement, net	13,578,400	-
Proceeds from exercise of stock options	1,326,044	-
Issuance of note receivable	(250,000)	-
Proceeds from Paycheck Protection Program loan	-	623,828
Proceeds from convertible promissory notes	-	1,475,000
Proceeds from issuance of common equity to investors	-	346,010
Pre-offering costs incurred	-	(470,136)
Net cash provided by financing activities	26,475,808	1,974,702

Net change in cash, cash equivalents and restricted cash	16,477,737	737,083
Cash, cash equivalents and restricted cash, beginning of year	1,771,929	1,034,846
Cash, cash equivalents and restricted cash, end of year	$18,249,666	$1,771,929
Non-cash Investing and Financing activities:
Common stock issued for S5D acquisition	$2,297,303	$-
Common stock issued for asset acquisitions	$1,050,000	$-
Common stock to be issued for asset acquisitions	$734,037	$-
Conversion of convertible promissory notes into common stock	$1,606,176	$1,487,059
Contingent acquisition consideration liability	$6,738,400	$-
Forgiveness of Paycheck Protection Program loan	$623,828	$548,885
Issuance of warrants in connection with initial public offering	$522,360	$-
Issuance of warrants in connection with securities purchase agreement	$8,797,546	$-
Issuance of common stock for satisfaction of legacy acquisition liability	$1,250,000	$-
Common stock issued to convertible note holders as additional compensation	$-	$192,347
Common stock issued for interest paid-in kind on convertible notes	$-	$147,471
Issuance of common stock for satisfaction of contingent liability	$-	$46,958

The following table presents a reconciliation of net loss to Adjusted EBITDA for the years ended June 30, 2022 and 2021 (in $MM):

	For the Year Ended June 30,
	2022	2021
	(in millions)
Net loss	$(5.97)	$(6.09)
Interest expense	-	0.18
Depreciation and amortization	0.54	0.03
EBITDA (loss)	(5.43)	(5.88)
Stock based compensation expenses	3.08	3.08
Stock based financing related expenses	0.28	0.52
Stock based acquisition contingent consideration costs	0.57	1.36
Acquisition expenses	0.58	-
Non cash change in fair value of acquisition contingent consideration	(2.43)	-
Forgiveness of Paycheck Protection Program loans	(0.62)	(0.55)
Adjusted EBITDA (loss)	$(3.97)	$(1.47)